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                                                                     EXHIBIT 3.3


                         CERTIFICATE OF INCORPORATION
                                      OF
                               AGY CAPITAL CORP.


                                   ARTICLE I

                                     NAME

     The name of the corporation is AGY Capital Corp. (the "Corporation").


                                  ARTICLE II

                         ADDRESS OF REGISTERED OFFICE;
                           NAME OF REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

                               PURPOSE AND POWERS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law. It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

                                   ARTICLE IV

                                 CAPITAL STOCK

     SECTION 4.1. TOTAL NUMBER OF SHARES OF STOCK. The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value per share (the "Common Stock").

     SECTION 4.2. COMMON STOCK. The holders of Common Stock shall be entitled to vote at any meeting of stockholders of the Corporation. Except as otherwise provided in this Certificate of Incorporation, as regards matters as to which they are entitled to vote, holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them. The holders of Common Stock shall be entitled to participate share for share in any cash or stock dividend which may be declared from time to time on the Common Stock of the Corporation by the Board of Directors and to receive pro rata the net assets of the Corporation upon liquidation.
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                                   ARTICLE V

                     LIMITATION ON LIABILITY OF DIRECTORS

     No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided,
                                                                 --------
however, that the foregoing shall not eliminate or limit the liability of a
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director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this Article V shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                  ARTICLE VI

                                  COMPROMISE

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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                                  ARTICLE VII

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and
(b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                 ARTICLE VIII

                                 SEVERABILITY

     In the event that any of the provisions of this Certificate of Incorporation (including any provision within a single Article, Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

                                  ARTICLE IX

                                 INCORPORATOR

     The name and mailing address of the incorporator is Dominic C. Mazzone, Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424.

     IN WITNESS WHEREOF, the undersigned executes this Certificate of Incorporation this 24th day of September, 1998.


                                                    /s/ Dominic C. Mazzone
                                                  --------------------------
                                                  Dominic C. Mazzone
                                                  Incorporator


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